Exhibit 99.1

Press Release Dated April 15, 2002

On April 15, 2002 NTS/Virginia Development Company, a subsidiary of the NTS Mortgage Income Fund, sold approximately 456 acres of land to the U.S. Department of the Interior's National Park Service. This land is located in Spotsylvania County, Virginia, adjacent to the Fredericksburg and Spotsylvania County Battlefields Memorial National Military Park. The sales price of the land was approximately $6,100,000. The price was determined by arms-length negotiation between the buyer and seller, aided by an appraisal commissioned by the National Park Service. Approximately $5,500,000 of the sales proceeds will be utilized to reduce outstanding debt. The net proceeds after reducing debt and paying closing costs and fees related to the sale will be used as working capital.